Exhibit 99.1


By Majority Shareholder Consent the March 16th 2003 Announcement of a
 New President and Appointment to the Board of Directors is Affirmed


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--July 1, 2003--Nova Natural Resources Corporation (OTCBB:NVNU) announced today that by majority shareholder consent the appointment of Mr. Chris Tse as the President and Chief Executive Officer and appointment to the Board of Directors as previously announced by the Board of Directors was affirmed by the majority shareholders.
    In order to clear up any questions and uncertainty surrounding the previously announcement by the Board of Directors, the majority shareholders voted to affirm several actions by the board and additionally, voted to remove Mr. Edward Chan from the Board of Directors and terminate his employment with the company. This action was affirmed by 199,873,886 votes constituting 71.5% of the 279,551,551 shares issued and outstanding as of June 28th 2003. The majority shareholders voted on the following issues:

    -- The appointment of Mr. Chris Tse as the Company President and
        Chief Executive Officer

    -- The appointment of Mr. Chris Tse to the Board of Directors

    -- The termination of Mr. Edward Chan as the President and Chief
        Executive Officer

    -- The removal of Mr. Edward Chan as a member of the Board of Directors

    Mr. Chris Tse President and CEO stated, "I hope this directive clears up any uncertainty concerning the support the shareholders have entrusted to me in order to reposition NOVA and take advantage of the many opportunities that exist in China".

    This press release contains forward-looking statements identified by words such as "believe," "expect," "anticipates" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Nova cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date. Some paragraphs of this press release, particularly those describing Nova's strategies, operating expenses reductions and business plans, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Nova is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other actors, any of which could have an adverse effect on the business plans of Nova, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on Nova's results of operations. In light of significant uncertainties not included in the forward-looking statements herein, the inclusion of such information should not be regarded as a representation by Nova that it will be achieved.


    CONTACT: For Nova Natural Resources Corporation, Weston, Fla.
             Wayne Doss, 954/849-9507
             wayne@compusource.net